Exhibit 99.1

Upcoming Corporate Presentations In San Francisco

SAN DIEGO, January 8, 2016 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a clinical-stage oncology company developing new treatments for cancer and associated pain, announced today that Dr. Henry Ji, President and Chief Executive Officer, will provide a corporate overview at three upcoming healthcare conferences. Dr. Ji will present:

-	Late stage biosimilar and biobetter antibody programs, including Phase III results

-	Cell-internalizing antibody technology targeting mutant KRAS and other undruggable intracellular targets

-	Immunocellular therapy and other programs

Event:	2016 Biotech Showcase

Date:	Monday, January 11, 2016

Time:	9:00 a.m. to 9:30 a.m. PST

Location:	Powell Room, 3rd Floor, Parc 55 Hotel at 55 Cyril Magnin Street

Event:	9th Annual OneMedForum

Date:	Tuesday, January 12, 2016

Time:	11:00 a.m. to 11:15 a.m. PST

Location:	Club OneMed, Kensington Park Hotel at 450 Post Street

Event:	OneMed China Forum

Date:	Wednesday, January 13, 2016

Time:	2:45 p.m. to 3:00 p.m. PST

Location:	Club OneMed, Kensington Park Hotel at 450 Post Street

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to, any statements about its and its affiliates’ technologies, including, but not limited to, the cell internalizing technology and combinations of the cell internalizing technology with Sorrento’s antibody library; Sorrento’s (and its subsidiaries’ and affiliates’) business and technology prospects; chimeric antigen receptor (CAR) T cell programs; potential combination therapies; Sorrento’s expectations for adoptive cellular immunotherapies, cell internalizing technology; the development of adoptive immunotherapies and the biosimilar/biobetter programs; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing NK cell-based therapies, RTX and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, G-MAB™, CAR.TNK™, TNK Therapeutics™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.